                                                                      Exhibit 11
                                                                      ----------
                         TITAN WHEEL INTERNATIONAL, INC.
               COMPUTATION OF EARNINGS OF COMPANY PER COMMON SHARE
                  (All amounts in thousands, except share data)

                                                                                     Year Ended December 31,
                                                                                     -----------------------


                                                                           1993              1994                1995
                                                                           ----              -----               ----
Primary
    Net income                                                         $    6,361         $   18,840         $   37,983
                                                                       ==========         ==========         ==========
Shares
   Weighted average number of common shares outstanding                13,887,783         16,173,396         19,889,320
    Assuming exercise of options reduced by the number of
      shares which could have been purchased with the proceeds
      from the exercise of such options                                    58,318             82,546             43,714
                                                                       ----------         ----------         ----------
    Weighted average number of common shares
      outstanding as adjusted                                          13,946,101         16,255,942         19,933,034
                                                                       ==========         ==========         ==========
      Net income                                                           $  .46              $1.14              $1.91
                                                                           ======              =====              =====
Assuming full dilution
  Earnings
    Net income                                                         $    6,361         $   18,480         $   37,983
    Add after tax interest expense applicable to 4 3/4%
      convertible notes and amortization of deferred financing                419              3,409              2,918
                                                                       ----------         ----------         ----------
      Net income as adjusted                                           $    6,780         $   21,889         $   40,901
                                                                       ==========         ==========         ==========
Shares
    Weighted average number of common shares outstanding               13,946,101         16,255,942         19,933,034
    Assuming conversion of convertible preferred stock                        -0-            110,157             69,350
    Assuming conversion of 4 3/4% convertible notes                       989,001          8,280,000          7,457,222
                                                                       ----------         ----------         ----------
    Weighted average number of common shares outstanding as
      adjusted                                                         14,935,102         24,646,099         27,459,606
                                                                       ==========         ==========         ==========
  Earnings per common share assuming full dilution
      Net income                                                           $  .46             $  .89              $1.50
                                                                           ======             ======              =====


                                       E-1